EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Forms S-8 Nos. 333-75221 and 333-60844) pertaining to the Oglebay Norton Incentive Savings and Stock Ownership Plan of our report dated June 24, 2005, with respect to the financial statements and schedule of the Oglebay Norton Company Incentive Savings and Stock Ownership Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

June 24, 2005